Press Release

Contact:Matthew M. Partridge

Senior Vice President, Chief Financial Officer and Treasurer

(407) 904-3324

mpartridge@ctoreit.com

FOR IMMEDIATE RELEASE	CTO REALTY GROWTH REPORTS SECOND QUARTER 2022 OPERATING RESULTS

WINTER PARK, FL – July 28, 2022 – CTO Realty Growth, Inc. (NYSE: CTO) (the “Company” or “CTO”) today announced its operating results and earnings for the quarter ended June 30, 2022.

Select Highlights

◾Reported Net Income per diluted share attributable to common stockholders of $0.00 for the quarter ended June 30, 2022, an increase of 100.0% from the comparable prior year period.
◾Reported Core FFO per diluted share attributable to common stockholders of $1.41 for the quarter ended June 30, 2022, an increase of 60.2% from the comparable prior year period.
◾Reported AFFO per diluted share attributable to common stockholders of $1.48 for the quarter ended June 30, 2022, an increase of 38.3% from the comparable prior year period.
◾Entered into a preferred equity agreement to provide $30.0 million of funding towards the acquisition of the Watters Creek at Montgomery Farm in Allen, Texas at an initial investment yield above the range of the Company’s guidance for initial investment cash yields.
◾Entered into a loan agreement to provide $19.0 million of funding towards the development of the retail portion of the WaterStar Orlando mixed-use property in Kissimmee, FL at an initial investment yield above the range of the Company’s guidance for initial investment cash yields.
◾Reported a 23.8% increase in Same-Property NOI during the quarter ended June 30, 2022, as compared to the comparable prior year period.
◾Paid a regular common stock cash dividend during the second quarter of 2022 of $1.12 per share, representing an increase of 12.0% from the comparable prior year period, a payout ratio of 75.7% of the Company’s second quarter 2022 AFFO per diluted share, and an annualized yield of 6.9% based on the closing price of the Company’s common stock on July 27, 2022.
◾Completed a three-for-one stock split and began trading at the post-split price on July 1, 2022. The stock split was effected in the form of a stock dividend of two additional shares of common stock for each outstanding share of common stock held as of the record date for the stock dividend.
◾On July 8, 2022, the Company acquired Madison Yards, a newly built, grocery-anchored retail property located in Atlanta, Georgia for a purchase price of $80.2 million. The purchase price represents a going-in cap rate below the range of the Company’s prior guidance for initial cash yields.

CEO Comments

“I am very encouraged by our second quarter performance as our team continues to make strong operational progress with our leasing and repositioning initiatives and finds attractive opportunities for external growth through our disciplined, retail-focused investment strategy,” said John P. Albright, President and Chief Executive Officer of CTO Realty Growth. “Our recent Madison Yards acquisition was a great opportunity to acquire a newly built grocery-anchored shopping center in one of the strongest markets in the country, further improving our already high-quality, growth market-oriented portfolio.  With year-to-date same-store NOI growth of more than 20% and over 200 bps of leased occupancy set to rent commence over the next twelve months, we’re very excited about our prospects to drive double digit same-store NOI growth during the back half of this year and in 2023. This embedded growth should continue to help drive strong earnings for the foreseeable future and further support our attractive and growing dividend.”

Quarterly Financial Results Highlights

The tables below provide a summary of the Company’s operating results for the three months ended June 30, 2022:

(in thousands, except per share data)	For the Three Months Ended June 30, 2022	For the Three Months Ended June 30, 2021	Variance to Comparable Period in the Prior Year
Net Income (Loss) Attributable to the Company	$1,218	$(3,724)	$4,942	132.7%
Net Income (Loss) Attributable to Common Stockholders	$22	$(3,724)	$3,746	100.6%
Net Income (Loss) per Diluted Share Attributable to Common Stockholders (1)	$0.00	$(0.63)	$0.63	100.0%

Core FFO Attributable to Common Stockholders (2)	$8,485	$5,218	$3,267	62.6%
Core FFO per Common Share – Diluted (2)	$1.41	$0.88	$0.53	60.2%

AFFO Attributable to Common Stockholders (2)	$8,890	$6,294	$2,596	41.2%
AFFO per Common Share – Diluted (2)	$1.48	$1.07	$0.41	38.3%

Dividends Declared and Paid, per Preferred Share	$0.40	$—	$0.40	100.0%
Dividends Declared and Paid, per Common Share	$1.12	$1.00	$0.12	12.0%
(1)

The denominator for this measure in 2022 excludes the impact of 1.0 million shares related to the Company’s adoption of ASU 2020-06, effective January 1, 2022, which requires presentation on an if-converted basis for its 2025 Convertible Senior Notes, as the impact would be anti-dilutive.

(2)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income (Loss) Attributable to the Company to non-GAAP financial measures, including FFO Attributable to Common Stockholders, FFO per Common Share - Diluted, Core FFO Attributable to Common Stockholders, Core FFO per Common Share – Diluted, AFFO Attributable to Common Stockholders and AFFO per Common Share - Diluted.

Year-to-Date Financial Results Highlights

The tables below provide a summary of the Company’s operating results for the six months ended June 30, 2022:

(in thousands, except per share data)	For the Six Months Ended June 30, 2022	For the Six Months Ended June 30, 2021	Variance to Comparable Period in the Prior Year
Net Income Attributable to the Company	$1,420	$4,061	$(2,641)	(65.0%)

Net Income (Loss) Attributable to Common Stockholders	$(971)	$4,061	$(5,032)	(123.9%)
Net Income (Loss) per Diluted Share Attributable to Common Stockholders (1)	$(0.16)	$0.69	$(0.85)	(123.2%)

Core FFO Attributable to Common Stockholders (2)	$16,712	$10,068	$6,644	66.0%
Core FFO per Common Share – Diluted (2)	$2.81	$1.71	$1.10	64.3%

AFFO Attributable to Common Stockholders (2)	$17,607	$11,981	$5,626	47.0%
AFFO per Common Share – Diluted (2)	$2.96	$2.03	$0.93	45.8%

Dividends Declared and Paid, per Preferred Share	$0.80	$—	$0.80	100.0%
Dividends Declared and Paid, per Common Share	$2.20	$2.00	$0.20	10.0%
(1)

The denominator for this measure in 2022 excludes the impact of 1.0 million shares related to the Company’s adoption of ASU 2020-06, effective January 1, 2022, which requires presentation on an if-converted basis for its 2025 Convertible Senior Notes, as the impact would be anti-dilutive.

(2)

See the “Non-GAAP Financial Measures” section and tables at the end of this press release for a discussion and reconciliation of Net Income Attributable to the Company to non-GAAP financial measures, including FFO Attributable to Common Stockholders, FFO per Common Share - Diluted, Core FFO Attributable to Common Stockholders, Core FFO per Common Share – Diluted, AFFO Attributable to Common Stockholders and AFFO per Common Share - Diluted.

Investments

During the three months ended June 30, 2022, the Company originated two structured investments to provide $49.0 million of funding towards two properties. The Company’s second quarter 2022 investments included the following:

◾	Provided $30.0 million of preferred equity for the acquisition of Watters Creek at Montgomery Farm, a grocery-anchored, mixed-use property located in Allen, Texas. Watters Creek at Montgomery Farm is approximately 458,000 square feet of grocery-anchored retail and office, anchored by Market Street, Anthropologie, Mi Cocina, DSW, The Cheesecake Factory, Brio Italian Grille, and Michaels, and includes a variety of national and local retailers and restaurants. The three-year preferred investment for the acquisition was fully funded at closing, is interest-only through maturity, includes an origination fee, and bears a fixed preferred return of 8.50%.
◾	Provided a $19.0 million first mortgage for the development of the retail portion of the WaterStar Orlando mixed-use property in Kissimmee, FL. WaterStar Orlando is a mixed-use project at the center of one of the strongest performing retail corridors in Florida, includes 320 onsite residential units, and is in close proximity to the Margaritaville Resort Orlando, Island H20 Water Park, and the western entrance to Walt Disney World. The retail portion of the development is 102,000 square feet and is anchored by Marshalls, Burlington, pOpshelf, Portillo’s and Outback Steakhouse. The loan matures on August 31, 2022, is interest-only through maturity, includes an origination fee, and bears a fixed interest-only rate of 8.00%.

During the six months ended June 30, 2022, the Company acquired one multi-tenant retail property for total income property acquisition volume of $39.1 million and originated three structured investments to provide $57.7 million of funding towards three retail and mixed-use properties.  These acquisitions and structured investments represent a blended weighted average going-in yield of 7.9%.

Subsequent to quarter-end, the Company acquired Madison Yards, a 162,500 square foot grocery-anchored property located in the Inman Park/Reynoldstown submarket along the Memorial Drive corridor of Atlanta, Georgia for a purchase price of $80.2 million. The property is 98% occupied, anchored by Publix and AMC Theatres, includes a well-crafted mix of retailers and restaurants, including AT&T, First Watch, and Orangetheory Fitness, and is the Company’s first Publix-anchored center. The purchase price represents a going-in cap rate below the range of the Company’s guidance for initial cash yields.

Dispositions

During the six months ended June 30, 2022, the Company sold two single tenant income properties, one of which was classified as a commercial loan investment due to the tenant’s repurchase option, for $24.0 million at a weighted average exit cap rate of 6.0%.

Income Property Portfolio

The Company’s income property portfolio consisted of the following as of June 30, 2022:

Asset Type	# of Properties (1)	Square Feet	Weighted Average Remaining Lease Term
Single Tenant	7	422	6.3 years
Multi-Tenant	14	2,418	6.7 years
Total / Weighted Average Lease Term	21	2,840	6.6 years

Property Type	# of Properties (1)	Square Feet	% of Cash Base Rent
Retail	14	1,905	61.5%
Office	4	532	19.5%
Mixed-Use	3	403	19.0%
Total / Weighted Average Lease Term	21	2,840	100.0%

Leased Occupancy	93.5%
Economic Occupancy	91.3%
Physical Occupancy	90.2%

Square feet in thousands.

(1)

The properties include a property in Hialeah, Florida leased to a master tenant which includes three tenant repurchase options. Pursuant to FASB ASC Topic 842, Leases, the $21.0 million investment has been recorded in the Company’s consolidated balance sheets as a Commercial Loan Investment.

Operational Highlights

The Company’s Same-Property NOI totaled $7.4 million during the second quarter of 2022, an increase of 23.8% over the comparable prior year period, as presented in the following table.

(in thousands)	For the Three Months Ended June 30, 2022	For the Three Months Ended June 30, 2021	Variance to Comparable Period in the Prior Year
Single Tenant	$2,190	$2,055	$135	6.6%
Multi-Tenant	5,256	3,961	1,295	32.7%
Total	$7,446	$6,016	$1,430	23.8%

During the second quarter of 2022, the Company signed leases totaling 41,163 square feet.  A summary of the Company’s leasing activity is as follows:

Retail	Square Feet	Weighted Average Lease Term	Cash Rent Per Square Foot	Tenant Improvements	Leasing Commissions
New Leases	31.0	12.2 years	$32.66	$2,721	$298
Renewals & Extensions	10.2	3.6 years	$29.28	$—	$28
Total / Weighted Average	41.2	10.3 years	$31.82	$2,721	$326

In thousands except for per square foot and lease term data.

Subsurface Interests

During the three months ended June 30, 2022, the Company sold approximately 8,330 acres of subsurface oil, gas, and mineral rights for $0.5 million, resulting in aggregate gains of $0.5 million.

During the six months ended June 30, 2022, the Company sold approximately 13,080 acres of subsurface oil, gas and mineral rights for $0.9 million, resulting in a gain on the sale of $0.8 million. As of June 30, 2022, the Company owns full or fractional subsurface oil, gas, and mineral interests underlying approximately 356,000 “surface” acres of land owned by others in 19 counties in Florida.

Capital Markets and Balance Sheet

During the quarter ended June 30, 2022, the Company completed the following notable capital markets activity:

◾	Issued 88,065 common shares under its ATM offering program at a weighted average gross price of $66.03 per share, for total net proceeds of $5.7 million.
◾	Repurchased 20,010 shares for approximately $1.1 million at a weighted average gross price of $57.37 per share.
◾	Completed a three-for-one stock split and began trading at the post-split price on July 1, 2022. The stock split was effected in the form of a stock dividend of two additional shares of common stock for each outstanding share of common stock held as of the record date for the stock dividend.

The following table provides a summary of the Company’s long-term debt, at face value, as of June 30, 2022:

Component of Long-Term Debt	Principal	Interest Rate	Maturity Date
Revolving Credit Facility	$111.0 million	30-day LIBOR + [1.35% – 1.95%]	May 2023
2025 Convertible Senior Notes	$51.0 million	3.875%	April 2025
2026 Term Loan (1)	$65.0 million	30-day LIBOR + [1.35% – 1.95%]	March 2026
2027 Term Loan (2)	$100.0 million	30-day LIBOR + [1.35% – 1.95%]	January 2027
Mortgage Note (3)	$17.8 million	4.06%	August 2026
Total Debt / Weighted Average Interest Rate	$344.8 million	2.63%
(1)

The Company utilized interest rate swaps on the $65.0 million 2026 Term Loan balance, including (i) its redesignation of the existing $50.0 million interest rate swap, entered into as of August 31, 2020, and (ii) a $15.0 million interest rate swap effective August 31, 2021, to fix LIBOR and achieve a weighted average fixed interest rate of 0.35% plus the applicable spread.

(2)

The Company utilized interest rate swaps on the $100.0 million 2027 Term Loan balance, including (i) its redesignation of the existing $100.0 million interest rate swap, entered into as of March 31, 2020, and (ii) an additional interest rate swap, effective March 29, 2024, to extend the fixed interest rate through maturity on January 31, 2027, to fix LIBOR and achieve a fixed interest rate of 0.73% plus the applicable spread.

(3)	Mortgage note assumed in connection with the acquisition of Price Plaza Shopping Center located in Katy, Texas.

As of June 30, 2022, the Company’s net debt to Pro Forma EBITDA was 6.6 times, and as defined in the Company’s credit agreement, the Company’s fixed charge coverage ratio was 3.4 times. As of June 30, 2022, the Company’s net debt to total enterprise value was 41.0%. The Company calculates total enterprise value as the sum of net debt, par value of its 6.375% Series A preferred equity, and the market value of the Company's outstanding common shares.

Dividends

On May 24, 2022, the Company announced a cash dividend on its common stock and Series A Preferred stock for the second quarter of 2022 of $1.12 per share and $0.40 per share, respectively, payable on June 30, 2022 to stockholders of record as of the close of business on June 9, 2022. The second quarter 2022 common stock cash dividend represents a 12.0% increase over the comparable prior year period quarterly dividend and a payout ratio of 79.4% and 75.7% of the Company’s second quarter 2022 Core FFO per diluted share and AFFO per diluted share, respectively.

2022 Outlook

The Company has increased its outlook for 2022 to take into account the Company’s year-to-date performance and revised expectations regarding the Company’s investment activities, forecasted capital markets transactions, and other significant assumptions. The revised per share estimates take into account the Company’s recently completed three-for-one stock split

The Company’s increased outlook for 2022 is as follows:

	2022 Revised Outlook Range			Change from Prior Outlook
	Low		High	Low		High
Acquisition of Income Producing Assets	$250.0 million	to	$275.0 million	$50 million	to	$25 million
Target Investment Initial Cash Yield	7.00%	to	7.25%	50 bps	to	25 bps
Disposition of Assets	$50.0 million	to	$80.0 million	$10 million	to	$10 million
Target Disposition Cash Yield	6.25%	to	6.75%	100 bps	to	25 bps

Core FFO Per Diluted Share	$1.58	to	$1.64	$0.06	to	$0.04
AFFO Per Diluted Share	$1.70	to	$1.76	$0.05	to	$0.03

Weighted Average Diluted Shares Outstanding	18.3 million	to	18.5 million	0 million	to	0.3 million

2nd Quarter Earnings Conference Call & Webcast

The Company will host a conference call to present its operating results for the quarter ended June 30, 2022 on Friday, July 29, 2022, at 9:00 AM ET.

A live webcast of the call will be available on the Investor Relations page of the Company’s website at www.ctoreit.com or at the link provided in the event details below. To access the call by phone, please go to the link provided in the event details below and you will be provided with dial-in details.

Webcast: https://edge.media-server.com/mmc/p/uh9ig8iu

Dial-In:   https://register.vevent.com/register/BI03c8d5540d254fb798fffd5daa427848

We encourage participants to dial into the conference call at least fifteen minutes ahead of the scheduled start time. A replay of the earnings call will be archived and available online through the Investor Relations section of the Company’s website at www.ctoreit.com.

About CTO Realty Growth, Inc.

CTO Realty Growth, Inc. is a publicly traded real estate investment trust that owns and operates a portfolio of high-quality, retail-based properties located primarily in higher growth markets in the United States. CTO also externally manages and owns a meaningful interest in Alpine Income Property Trust, Inc. (NYSE: PINE), a publicly traded net lease REIT.

We encourage you to review our most recent investor presentation and supplemental financial information, which is available on our website at www.ctoreit.com.

Safe Harbor

Certain statements contained in this press release (other than statements of historical fact) are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can typically be identified by words such as “believe,” “estimate,” “expect,” “intend,” “anticipate,” “will,” “could,” “may,” “should,” “plan,” “potential,” “predict,” “forecast,” “project,” and similar expressions, as well as variations or negatives of these words.

Although forward-looking statements are made based upon management’s present expectations and reasonable beliefs concerning future developments and their potential effect upon the Company, a number of factors could cause the Company’s actual results to differ materially from those set forth in the forward-looking statements. Such factors may include, but are not limited to: the Company’s ability to remain qualified as a REIT; the Company’s exposure to U.S. federal and state income tax law changes, including changes to the REIT requirements; general adverse economic and real estate conditions; macroeconomic and geopolitical factors, including but not limited to inflationary pressures, interest rate volatility, global supply chain disruptions, and ongoing geopolitical war; the ultimate geographic spread, severity and duration of pandemics such as the COVID-19 Pandemic and its variants, actions that may be taken by governmental authorities to contain or address the impact of such pandemics, and the potential negative impacts of such pandemics on the global economy and the Company’s financial condition and results of operations; the inability of major tenants to continue paying their rent or obligations due to bankruptcy, insolvency or a general downturn in their business; the loss or failure, or decline in the business or assets of PINE; the completion of 1031 exchange transactions; the availability of investment properties that meet the Company’s investment goals and criteria; the uncertainties associated with obtaining required governmental permits and satisfying other closing conditions for planned acquisitions and sales; and the uncertainties and risk factors discussed in the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2021 and other risks and uncertainties discussed from time to time in the Company’s filings with the U.S. Securities and Exchange Commission.

There can be no assurance that future developments will be in accordance with management’s expectations or that the effect of future developments on the Company will be those anticipated by management. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this press release. The Company undertakes no obligation to update the information contained in this press release to reflect subsequently occurring events or circumstances.

Non-GAAP Financial Measures

Our reported results are presented in accordance with accounting principles generally accepted in the United States of America (“GAAP”). We also disclose Funds From Operations (“FFO”), Core Funds From Operations (“Core FFO”), Adjusted Funds From Operations (“AFFO”), Pro Forma Earnings Before Interest, Taxes, Depreciation and Amortization (“Pro Forma EBITDA”), and Same-Property Net Operating Income (“Same-Property NOI”), each of which are non-GAAP financial measures. We believe these non-GAAP financial measures are useful to investors because they are widely accepted industry measures used by analysts and investors to compare the operating performance of REITs.

FFO, Core FFO, AFFO, Pro Forma EBITDA, and Same-Property NOI do not represent cash generated from operating activities and are not necessarily indicative of cash available to fund cash requirements; accordingly, they should not be considered alternatives to net income as a performance measure or cash flows from operating activities as reported on our statement of cash flows as a liquidity measure and should be considered in addition to, and not in lieu of, GAAP financial measures.

We compute FFO in accordance with the definition adopted by the Board of Governors of the National Association of Real Estate Investment Trusts, or NAREIT. NAREIT defines FFO as GAAP net income or loss adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries. The Company also excludes the gains or losses from sales of assets incidental to the primary business of the REIT which specifically include the sales of mitigation credits, impact fee credits, subsurface sales, and land sales, in addition to the mark-to-market of the Company’s investment securities and interest related to the 2025 Convertible Senior Notes, if the effect is dilutive. To derive Core FFO, we modify the NAREIT computation of FFO to include other adjustments to GAAP net income related to gains and losses recognized on the extinguishment of debt, amortization of above- and below-market lease related intangibles, and other unforecastable market- or transaction-driven non-cash items. To derive AFFO, we further modify the NAREIT computation of FFO and Core FFO to include other adjustments to GAAP net income related to non-cash revenues and expenses such as straight-line rental revenue, non-cash compensation, and other non-cash amortization, as well as adding back the interest related to the 2025 Convertible Senior Notes, if the effect is dilutive. Such items may cause short-term fluctuations in net income but have no impact on operating cash flows or long-term operating performance. We use AFFO as one measure of our performance when we formulate corporate goals.

To derive Pro Forma EBITDA, GAAP net income or loss attributable to the Company is adjusted to exclude extraordinary items (as defined by GAAP), net gain or loss from sales of depreciable real estate assets, impairment write-downs associated with depreciable real estate assets and real estate related depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries, non-cash revenues and expenses such as straight-line rental revenue, amortization of deferred financing costs, above- and below-market lease related intangibles, non-cash compensation, and other non-cash income or expense. Cash interest expense is also excluded from Pro Forma EBITDA, and GAAP net income or loss is adjusted for the annualized impact of acquisitions, dispositions and other similar activities.

To derive Same-Property NOI, GAAP net income or loss attributable to the Company is adjusted to exclude extraordinary items (as defined by GAAP), gain or loss on disposition of assets, gain or loss on extinguishment of debt, impairment charges, and depreciation and amortization, including the pro rata share of such adjustments of unconsolidated subsidiaries, if any, non-cash revenues and expenses such as above- and below-market lease related intangibles, straight-line rental revenue, and other non-cash income or expense. Interest expense, general and administrative expenses, investment and other income or loss, income tax benefit or expense, real estate operations revenues and direct cost of revenues, management fee income, and interest income from commercial loans and investments are also excluded from Same-Property NOI. GAAP net income or loss is further adjusted to remove the impact of properties that were not owned for the full current and prior year reporting periods presented. Cash rental income received under the leases pertaining to the Company’s assets that are presented as commercial loans and investments in accordance with GAAP is also used in lieu of the interest income equivalent.

FFO is used by management, investors and analysts to facilitate meaningful comparisons of operating performance between periods and among our peers primarily because it excludes the effect of real estate depreciation and amortization and net gains or losses on sales, which are based on historical costs and implicitly assume that the value of real estate diminishes predictably over time, rather than fluctuating based on existing market conditions. We believe that Core FFO and AFFO are additional useful supplemental measures for investors to consider because they will help them to better assess our operating performance without the distortions created by other non-cash revenues or expenses. We also believe that Pro Forma EBITDA is an additional useful supplemental measure for investors to consider as it allows for a better assessment of our operating performance without the distortions created by other non-cash revenues, expenses or certain effects of the Company’s capital structure on our operating performance. We use Same-Property NOI to compare the operating performance of our assets between periods. It is an accepted and important measurement used by management, investors and analysts because it includes all property-level revenues from the Company’s properties, less operating and maintenance expenses, real estate taxes and other property-specific expenses (“Net Operating Income” or “NOI”) of properties that have been owned and stabilized for the entire current and prior year reporting periods. Same-Property NOI attempts to eliminate differences due to the acquisition or disposition of properties during the particular period presented, and therefore provides a more comparable and consistent performance measure for the comparison of the Company's properties. FFO, Core FFO, AFFO, Pro Forma EBITDA, and Same-Property NOI may not be comparable to similarly titled measures employed by other companies.

CTO Realty Growth, Inc.

Consolidated Balance Sheets

(In thousands, except share and per share data)

	As of
	(Unaudited) June 30, 2022	December 31, 2021
ASSETS
Real Estate:
Land, at Cost	$205,245	$189,589
Building and Improvements, at Cost	344,205	325,418
Other Furnishings and Equipment, at Cost	741	707
Construction in Process, at Cost	10,419	3,150
Total Real Estate, at Cost	560,610	518,864
Less, Accumulated Depreciation	(31,735)	(24,169)
Real Estate—Net	528,875	494,695
Land and Development Costs	686	692
Intangible Lease Assets—Net	78,328	79,492
Assets Held for Sale	—	6,720
Investment in Alpine Income Property Trust, Inc.	38,483	41,037
Mitigation Credits	3,436	3,702
Mitigation Credit Rights	21,018	21,018
Commercial Loans and Investments	68,783	39,095
Cash and Cash Equivalents	7,137	8,615
Restricted Cash	27,189	22,734
Refundable Income Taxes	286	442
Deferred Income Taxes—Net	105	—
Other Assets	28,029	14,897
Total Assets	$802,355	$733,139
LIABILITIES AND STOCKHOLDERS’ EQUITY
Liabilities:
Accounts Payable	$1,325	$676
Accrued and Other Liabilities	15,705	13,121
Deferred Revenue	5,358	4,505
Intangible Lease Liabilities—Net	5,277	5,601
Deferred Income Taxes—Net	—	483
Long-Term Debt	343,196	278,273
Total Liabilities	370,861	302,659
Commitments and Contingencies
Stockholders’ Equity:
Preferred Stock – 100,000,000 shares authorized; $0.01 par value, 6.375% Series A Cumulative Redeemable Preferred Stock, $25.00 Per Share Liquidation Preference, 3,000,000 shares issued and outstanding at June 30, 2022 and December 31, 2021	30	30
Common Stock – 500,000,000 shares authorized; $0.01 par value, 6,082,626 shares issued and outstanding at June 30, 2022 and 5,916,226 shares issued and outstanding at December 31, 2021	61	60
Additional Paid-In Capital	86,347	85,414
Retained Earnings	332,916	343,459
Accumulated Other Comprehensive Income	12,140	1,517
Total Stockholders’ Equity	431,494	430,480
Total Liabilities and Stockholders’ Equity	$802,355	$733,139

CTO Realty Growth, Inc.

Consolidated Statements of Operations

(Unaudited)

(In thousands, except share, per share and dividend data)

	Three Months Ended		Six Months Ended
	June 30,	June 30,	June 30,	June 30,
	2022	2021	2022	2021
Revenues
Income Properties	$16,367	$11,574	$31,535	$23,023
Management Fee Income	948	752	1,884	1,421
Interest Income From Commercial Loans and Investments	1,290	709	2,008	1,410
Real Estate Operations	858	1,248	1,246	3,141
Total Revenues	19,463	14,283	36,673	28,995
Direct Cost of Revenues
Income Properties	(4,812)	(2,787)	(8,828)	(5,704)
Real Estate Operations	(228)	(533)	(279)	(615)
Total Direct Cost of Revenues	(5,040)	(3,320)	(9,107)	(6,319)
General and Administrative Expenses	(2,676)	(2,665)	(5,719)	(5,797)
Impairment Charges	—	(16,527)	—	(16,527)
Depreciation and Amortization	(6,727)	(5,031)	(13,096)	(9,861)
Total Operating Expenses	(14,443)	(27,543)	(27,922)	(38,504)
Gain (Loss) on Disposition of Assets	—	4,732	(245)	5,440
Gain (Loss) on Extinguishment of Debt	—	(641)	—	(641)
Other Gains and Income (Loss)	—	4,091	(245)	4,799
Total Operating Income (Loss)	5,020	(9,169)	8,506	(4,710)
Investment and Other Income (Loss)	(1,311)	3,903	(3,205)	9,235
Interest Expense	(2,277)	(2,421)	(4,179)	(4,865)
Income (Loss) Before Income Tax Benefit (Expense)	1,432	(7,687)	1,122	(340)
Income Tax Benefit (Expense)	(214)	3,963	298	4,401
Net Income (Loss) Attributable to the Company	1,218	(3,724)	1,420	4,061
Distributions to Preferred Stockholders	(1,196)	—	(2,391)	—
Net Income (Loss) Attributable to Common Stockholders	$22	$(3,724)	$(971)	$4,061

Per Share Information:
Basic and Diluted Net Income (Loss) Attributable to Common Stockholders	$0.00	$(0.63)	$(0.16)	$0.69

Weighted Average Number of Common Shares
Basic and Diluted	6,004,178	5,898,280	5,956,798	5,888,735

Dividends Declared and Paid – Preferred Stock	$0.40	$—	$0.80	$—
Dividends Declared and Paid – Common Stock	$1.12	$1.00	$2.20	$2.00

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

Same-Property NOI Reconciliation

(Unaudited)

(In thousands)

	Three Months Ended
	June 30, 2022	June 30, 2021
Net Income (Loss) Attributable to the Company	$1,218	$(3,724)
Gain on Disposition of Assets	—	(4,732)
Loss on Extinguishment of Debt	—	641
Impairment Charges	—	16,527
Depreciation and Amortization	6,727	5,031
Amortization of Intangibles to Lease Income	(497)	338
Straight-Line Rent Adjustment	507	490
COVID-19 Rent Repayments	(26)	(434)
Other Income Property Related Non-Cash Amortization	38	38
Interest Expense	2,277	2,421
General and Administrative Expenses	2,676	2,665
Investment and Other Loss (Income)	1,311	(3,903)
Income Tax Expense (Benefit)	214	(3,963)
Real Estate Operations Revenues	(858)	(1,248)
Real Estate Operations Direct Cost of Revenues	228	533
Management Fee Income	(948)	(752)
Interest Income from Commercial Loans and Investments	(1,290)	(709)
Less: Impact of Properties Not Owned for the Full Reporting Period	(4,494)	(3,557)
Cash Rental Income Received from Properties Presented as Commercial Loans and Investments	363	354
Same-Property NOI	$7,446	$6,016

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

(Unaudited)

(In thousands, except per share data)

	Three Months Ended		Six Months Ended
	June 30, 2022	June 30, 2021	June 30, 2022	June 30, 2021
Net Income (Loss) Attributable to the Company	$1,218	$(3,724)	$1,420	$4,061
Add Back: Effect of Dilutive Interest Related to 2025 Notes (1)	—	—	—	—
Net Income (Loss) Attributable to the Company, If-Converted	$1,218	$(3,724)	1,420	4,061
Depreciation and Amortization of Real Estate	6,707	5,031	13,076	9,861
(Gains) Losses on Disposition of Assets	—	(4,732)	245	(5,440)
Gains on Disposition of Other Assets	(632)	(748)	(964)	(2,575)
Impairment Charges, Net	—	12,474	—	12,474
Unrealized Loss (Gain) on Investment Securities	1,891	(3,386)	4,348	(8,220)
Funds from Operations	$9,184	$4,915	$18,125	$10,161
Distributions to Preferred Stockholders	(1,196)	—	(2,391)	—
Funds From Operations Attributable to Common Stockholders	$7,988	$4,915	$15,734	$10,161
Loss on Extinguishment of Debt	—	641	—	641
Amortization of Intangibles to Lease Income	497	(338)	978	(734)
Less: Effect of Dilutive Interest Related to 2025 Notes (1)	—	—	—	—
Core Funds From Operations Attributable to Common Stockholders	$8,485	$5,218	$16,712	$10,068
Adjustments:
Straight-Line Rent Adjustment	(507)	(490)	(1,045)	(1,175)
COVID-19 Rent Repayments	26	434	53	654
Other Depreciation and Amortization	(31)	(150)	(170)	(374)
Amortization of Loan Costs and Discount on Convertible Debt	212	478	446	953
Non-Cash Compensation	705	742	1,611	1,700
Non-Recurring G&A	—	62	—	155
Adjusted Funds From Operations Attributable to Common Stockholders	$8,890	$6,294	$17,607	$11,981

FFO Attributable to Common Stockholders per Common Share – Diluted	$1.33	$0.83	$2.64	$1.73
Core FFO Attributable to Common Stockholders per Common Share – Diluted	$1.41	$0.88	$2.81	$1.71
AFFO Attributable to Common Stockholders per Common Share – Diluted	$1.48	$1.07	$2.96	$2.03

(1)

Interest related to the 2025 Convertible Senior Notes excluded from net income attributable to the Company to derive FFO effective January 1, 2022 due to the implementation of ASU 2020-06 which requires presentation on an if-converted basis, as the impact to net income attributable to common stockholders would be anti-dilutive.

CTO Realty Growth, Inc.

Non-GAAP Financial Measures

Reconciliation of Net Debt to Pro Forma EBITDA

(Unaudited)

(In thousands)

Three Months Ended June 30, 2022
Net Income Attributable to the Company	$1,218
Depreciation and Amortization of Real Estate	6,707
Gains on Disposition of Other Assets	(632)
Unrealized Loss on Investment Securities	1,891
Distributions to Preferred Stockholders	(1,196)
Straight-Line Rent Adjustment	(507)
Amortization of Intangibles to Lease Income	497
Other Depreciation and Amortization	(31)
Amortization of Loan Costs and Discount on Convertible Debt	212
Non-Cash Compensation	705
Interest Expense, Net of Amortization of Loan Costs and Discount on Convertible Debt	2,065
EBITDA	$10,929

Annualized EBITDA	$43,716
Pro Forma Annualized Impact of Current Quarter Acquisitions and Dispositions, Net (1)	3,050
Pro Forma EBITDA	$46,766

Total Long-Term Debt	343,196
Financing Costs, Net of Accumulated Amortization	1,194
Unamortized Convertible Debt Discount	444
Cash & Cash Equivalents	(7,137)
Restricted Cash	(27,189)
Net Debt	$310,508

Net Debt to Pro Forma EBITDA	6.6x

(1)	Reflects the pro forma annualized impact on Annualized EBITDA of the Company’s acquisition and disposition activity during the three months ended June 30, 2022.